Independent Auditors' Consent

To the Board of Directors
   and Shareholders
China RX Holdings, Inc. and Subsidiaries
(A Delaware Corporation)

We hereby consent to the inclusion by reference of our audit report dated September 28, 2005, for the years ended June 30, 2005 and 2004, and our review report dated November 30, 2005 for the quarters ended September 30, 2005 and 2004, which appear in the Registration Statement on Form 10-SB of China RX Holdings, Inc. and Subsidiaries filed with Securities and Exchange Commission and to all references to our firm included in this Registration Statement on Form 10-SB.

/s/ Rotenberg & Co., LLP

Rotenberg & Co., LLP
Rochester, New York
December 5, 2005